Exhibit 23.1

[KPMG LLP LETTERHEAD]

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of SMTC Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 of SMTC Corporation of our report dated March 19, 2010, with respect to the consolidated balance sheets of SMTC Corporation as of January 4, 2009 and January 3, 2010, and the consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for the year ended December 31, 2007 and the periods from January 1, 2008 to January 4, 2009 and January 5, 2009 to January 3, 2010, and the related financial statement schedule, which report appears in the January 3, 2010 annual report on Form 10-K of SMTC Corporation.

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

May 25, 2010